Exhibit 23(e)(2)

FORM OF DISTRIBUTION AGREEMENT

SCHEDULE A

List of Series

Amended as of March 19, 2006

AARP Funds

AARP Conservative Fund

AARP Moderate Fund

AARP Aggressive Fund

AARP Money Market Fund

AARP FUNDS		ALPS DISTRIBUTORS, INC.

By:		By:
Name:	Larry C. Renfro	Name:	Jeremy O. May
Title:	President	Title:	Managing Director

Date:		Date: